Exhibit 99.1

         Matria Healthcare Announces Second Quarter Results;
             Company Continues to Report Record Revenues


    MARIETTA, Ga.--(BUSINESS WIRE)--July 22, 2003--Matria Healthcare, Inc. (NASDAQ: MATR) today announced financial results for the second quarter and six months ended June 30, 2003.
    For the quarter ended June 30, 2003, revenues increased 16% to a record level of $80.3 million, compared with $69.4 million in the second quarter of 2002. Net earnings available to common shareholders for the second quarter were $1.7 million, or $0.17 per diluted common share, as compared with a net loss of $721,000, or $0.08 per diluted common share, in the prior-year second quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2003 were $8.5 million, compared with $3.9 million for the same period of 2002. Second quarter of 2002 results included, in selling and administrative expense, a one-time $2.5 million, non-cash charge.
    Second quarter 2003 revenues for the Company's Health Enhancement segment increased by 28% to $56.6 million, compared with $44.1 million in the second quarter of 2002. The Health Enhancement segment is comprised of the Company's diabetes, respiratory, cardiovascular, cancer, chronic pain and depression disease management operations and its diabetes product design, development and assembly operation. Second quarter 2003 revenues for the Women's Health segment declined by 6% to $23.7 million, compared with $25.3 million in the second quarter of 2002.
    For the six months ended June 30, 2003, revenues increased 18% to a record level of $158.5 million, compared with $134.6 million in the first six months of 2002. Net earnings available to common shareholders for the first half of 2003 were $2.9 million, or $0.28 per diluted common share, as compared with $897,000, or $0.10 per diluted common share, in the prior-year six-month period. EBITDA for the six months ended June 30, 2003, were $16.1 million, compared with $11.5 million for the same six-month period of 2002.
    For the six months ended June 30, 2003, revenues for the Company's Health Enhancement segment increased by 31% to $111.2 million, compared with $84.8 million in the first half of 2002. Revenues for the Women's Health segment for the six months ended June 30, 2003, decreased by 5% to $47.3 million, compared with $49.8 million in the first half of 2002.
    Covered lives included in the Company's disease management programs are currently 14.0 million. At the end of the first quarter of 2003, covered lives were 11.7 million, compared with 7.2 million covered lives at the end of 2002 and 3.0 million covered lives at the end of 2001.
    In commenting on the second quarter results, Parker H. Petit, Chairman and Chief Executive Officer, said, "We are pleased with the revenue growth produced by our Health Enhancement segment, which exceeded our expectations for the quarter. Most of the disease management contracts targeted for implementation during the first half of this year have been successfully implemented. As recently announced, numerous employers and health plans have selected Matria as their provider of disease management services. In addition, we continue to have a very healthy sales pipeline of potential clients considering Matria's disease management programs and services. We look forward to further communications related to the selection of our disease management services by additional employers and health plans."
    The Company reaffirmed its outlook for the remainder of 2003. Management believes that revenues, EBITDA, and earnings per share for the third quarter of 2003 will be in the low end of the range previously communicated (revenues of $82.8 million, EBITDA of $10.5 million, and earnings per share of $0.26) as a result of lower-than-projected revenue and profit in the Women's Health segment. While the Company has signed a number of new obstetrical disease management contracts, its Women's Health segment continues to experience declines in its obstetrical home care services due to health plans restricting access to healthcare. However, the Health Enhancement segment is achieving growth in revenues and profits in excess of projections. By fourth quarter, the Company expects some significant contract starts, which may move expectations up from the low range. At this point, however, there is not sufficient visibility to determine those start dates.
    In the Matria 2002 Annual Report, the Company discussed the initiation of disease management programs by the federal government and numerous state governments. During the second quarter, the Company submitted a response to a federal government Request for Proposal in partnership with a major northeastern health plan to offer congestive heart failure to a specific group of Medicare recipients. At this point, the Company has no indication of whether this program will be accepted by the Centers for Medicare and Medicaid Services (CMS). Quality Oncology, the Company's cancer disease management subsidiary, was previously awarded a federal pilot project by the CMS to provide disease management services to Medicare-eligible newly diagnosed cancer patients in the south Florida area.
    A listen-only simulcast and replay of Matria Healthcare's second quarter conference call will be available on-line at the Company's website at www.matria.com or at www.companyboardroom.com on July 23, 2003, beginning at 10:30 a.m. Eastern time.
    Matria Healthcare is the largest corporation offering comprehensive disease management programs to health plans and employers. Matria manages the chronic diseases and episodic conditions representing the greatest cost to the healthcare system...diabetes, cardiovascular diseases, respiratory disorders, high-risk obstetrics, cancer, chronic pain and depression. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and internationally. More information about Matria can be found online at www.matria.com.
    This press release contains forward-looking statements. Such statements include, but are not limited to, the Company's financial expectations for the third quarter and full year 2003, the ability of the Company to convert its sales pipeline into implemented contracts, and potential contract implementations in the fourth quarter of 2003. These statements are based on current information and belief, and are not guarantees of future performance. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the Company's inability to achieve its financial expectations for 2003, failure to sign additional disease management contracts, delays or problems in implementation of new disease management contracts, developments in the healthcare industry, third-party actions over which Matria does not have control, regulatory requirements applicable to Matria's business and the risk factors detailed from time to time in Matria's periodic reports and registration statements filed with the Securities and Exchange Commission, including Matria's Annual Report on Form 10-K for the year ended December 31, 2002. By making these forward-looking statements, Matria does not undertake to update them in any manner except as may be required by Matria's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.



                        MATRIA HEALTHCARE, INC.
       UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
           (Amounts in thousands, except per share amounts)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------  ------------------
                                 2003      2002      2003      2002
                               --------  --------  --------  --------
Revenues                        $80,299   $69,403  $158,486  $134,591

Cost of revenues                 46,828    41,154    93,758    77,810
Selling and
 administrative expenses         25,103    23,868    48,894    44,604
Provision for
 doubtful accounts                2,069     2,086     4,025     3,928
Amortization of
 intangible assets                  140       140       280       280
                               --------  --------  --------  --------
  Operating earnings              6,159     2,155    11,529     7,969
Interest expense, net            (3,511)   (3,274)   (7,104)   (6,501)
Other income (expense), net         321       (82)      464        29
                               --------  --------  --------  --------
  Earnings (loss) before
   income taxes                   2,969    (1,201)    4,889     1,497
Income tax expense (benefit)      1,225      (480)    2,025       600
                               --------  --------  --------  --------

  Net earnings (loss) available
   to common shareholders        $1,744     $(721)   $2,864      $897
                               ========  ========  ========  ========

Net earnings (loss) per
 common share:
  Basic                            $0.17    $(0.08)    $0.28     $0.10
  Diluted                          $0.17    $(0.08)    $0.28     $0.10

Weighted average
 shares outstanding:
  Basic                          10,116     9,055    10,098     9,012
  Diluted                        10,302     9,055    10,198     9,229



Reconciliation of EBITDA to
 Net Earnings (Loss) Available
 to Common Shareholders
Net earnings (loss) available
 to common shareholders          $1,744     $(721)   $2,864      $897
Income tax expense (benefit)      1,225      (480)    2,025       600
Interest expense, net             3,511     3,274     7,104     6,501
Depreciation and amortization     2,060     1,835     4,120     3,518
                               --------  --------  --------  --------

                                 $8,540    $3,908   $16,113   $11,516
                               ========  ========  ========  ========


                        MATRIA HEALTHCARE, INC.
            UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                        (Amounts in thousands)

                                                   June 30,  Dec. 31,
                                                     2003      2002
                                                   --------  --------
                                ASSETS

Current assets:
 Cash, cash equivalents and
  short-term investments                             $4,084    $5,640
 Trade accounts receivable, net                      56,178    49,693
 Inventories                                         21,856    26,757
 Prepaid expenses and other current assets           16,609    15,147
                                                   --------  --------
  Total current assets                               98,727    97,237

Property and equipment, net                          27,227    26,716
Intangible assets, net                              138,732   130,571
Deferred income taxes                                29,879    30,848
Other assets                                          8,681     6,035
                                                   --------  --------
                                                   $303,246  $291,407
                                                   ========  ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Current installments of long-term debt
  and obligations under capital leases               $1,844      $743
 Accounts payable, principally trade                 28,947    35,177
 Other accrued liabilities                           22,819    18,761
                                                   --------  --------
  Total current liabilities                          53,610    54,681

Long-term debt and obligations under capital
  leases, excluding current installments            125,359   118,215
Other long-term liabilities                           5,908     4,731
                                                   --------  --------
  Total liabilities                                 184,877   177,627
Shareholders' equity                                118,369   113,780
                                                   --------  --------
                                                   $303,246  $291,407
                                                   ========  ========



    CONTACT: Matria Healthcare
             Steve Mengert, 770-767-4500